Exhibit 99.1

NEWS RELEASE

Contact:	Todd Slawson, Interim Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces 2018 Fourth Quarter and Full-Year Financial Results

Saint Paul, Minn., March 14, 2019 -- Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its fourth quarter and year ended December 31, 2018.

Fourth Quarter 2018 Financial Summary

  Fourth quarter royalties were $1.9 million, a decrease of 26 percent from the same period in the prior year.
  Fourth quarter product sales were $1.7 million, a decrease of 3 percent from the same period in the prior year.
  Operating expenses totaled $2.2 million in the fourth quarter of 2018, a decrease of 18 percent from the prior year period.  Capitalized software costs in the fourth quarter were $228,000 compared to $181,000 in the prior year period.
  Net income for the fourth quarter of 2018 totaled $517,000, a $171,000 decrease from the same period in the prior year.
  Cash balance increased to $4.2 million, up from $3.5 million at the end of the third quarter of 2018.

2018 Full Year Financial Summary

  2018 royalties were $8.9 million, an increase of 4 percent from the prior year.
  2018 product sales were $5.6 million, a decrease of 5 percent from the prior year.
  Operating expenses totaled $9.9 million in 2018, an increase of 5 percent from the prior year.  Capitalized software costs in 2018 were $362,000 compared to $1.1 million in the prior year.
  Net income for 2018 totaled $1.9 million, a $216,000 decrease from the prior year.
  Cash balance increased to $4.2 million, up from $3.2 million at the end of 2017.

Fourth-Quarter Results:

The 2018 fourth quarter revenue for Image Sensing Systems, Inc. ("ISS" or the "Company) was $3.6 million compared to $4.3 million in the fourth quarter of 2017. Gross margin from the fourth quarter of 2018 was 75 percent, a 4 percent decrease from a gross margin of 79 percent for the same period in 2017. The decrease in the gross margin percent was primarily the result of amortization of capitalized software related to products released for sale in 2018.  Revenue from royalties was $1.9 million in the fourth quarter of 2018 compared to $2.6 million in the fourth quarter of 2017, a 26 percent decrease.  The decrease in royalties was due to an individually significant royalty related to a sale through Econolite, our partner, in the same period in 2017 and no comparable project in the same period in 2018.

Exhibit 99.1

Product sales were $1.7 million in the 2018 fourth quarter compared to $1.7 million in the fourth quarter of 2017.  Autoscope video product sales and royalties were $259,000 and $1.9 million, respectively, and RTMS radar product sales were $1.4 million in the fourth quarter of 2018.  Product sales gross margin for the fourth quarter of 2018 was 52 percent, a 2 percent decrease from the same period in 2017.

The Company’s net income in the fourth quarter was $517,000, or $0.10 per diluted share, compared to net income of $688,000, or $0.13 per diluted share, in the prior year period. The fourth quarter 2018 net income includes operating expenses of $2.2 million, an 18 percent decrease from the fourth quarter of 2017.  This decrease is primarily related to a 2017 binding arbitration decision resulting in a payment by ISS to Econolite of approximately $303,000.  During the fourth quarter of 2018, ISS was required to capitalize $228,000 of internal software development costs compared to $181,000 in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, restructuring charges and the arbitration decision for the applicable periods, operating income for the fourth quarter of 2018 was $854,000 compared to $1.2 million in the prior year period.

"The RTMS® product line experienced several meaningful awards in 2018 and will be central to our organic growth in 2019.  In the fourth quarter of 2018, RTMS was selected as the highway sensor of choice for infrastructure improvements in and around Dubai in anticipation of Expo 2020.  RTMS, combined with IntellitraffiQ® and DeepBlue travel time solutions will ensure traffic moves efficiently in and around Dubai.  A portion of this order was shipped in the fourth quarter and the remainder will ship in 2019," said Chad Stelzig, CEO for ISS.

Full Year Results:

ISS’s 2018 revenue was $14.6 million compared to $14.5 million in 2017. Gross margin for 2018 was 81 percent, a 1 percent increase from a gross margin of 80 percent in 2017. The increase in the gross margin percent was primarily the result of a larger portion of sales in 2018 from royalties compared to the prior year.  Revenue from royalties was $8.9 million in 2018 compared to $8.6 million in 2017, a 4 percent increase. The increase in royalty revenue is the result of higher volume of sales by Econolite in 2018 compared to the prior year.

Product sales decreased to $5.6 million in 2018, a 5 percent decrease from $5.9 million in 2017. The decrease in product sales resulted from lower volume in the Middle East, offset in part by higher volumes in Europe and North America.  Autoscope video product sales and royalties were $1.1 million and $8.9 million, respectively, and RTMS radar product sales were $4.5 million in 2018. Product sales gross margin for 2018 of 57 percent remained unchanged when compared to the 2017.

The Company’s net income in 2018 was $1.9 million, or $0.36 per diluted share, compared to $2.1 million, or $0.40 per diluted share, in the prior year. The 2018 net income includes operating expenses of $9.9 million, a 5 percent increase from 2017. During 2018, ISS was required to capitalize $362,000 of internal software development costs compared to $1.1 million in 2017.

Exhibit 99.1

On a non-GAAP basis, excluding the amortization of intangible assets, depreciation, restructuring charges and the arbitration decision for the applicable periods, operating income for 2018 was $2.8 million compared to $3.0 million in the prior year.

"One of our goals in 2018 was to continue demonstrating profitable results, while developing new technology and supporting our existing product lines.  While the continued profitability is rewarding, our goals must now focus on growth."

"Our improved sales team and processes, under the guidance of Andrew Markese, VP of Global Sales and Marketing, will be fundamental to top line growth in 2019.  We plan to create momentum and accelerate into future years with new product offerings that address the data and connectivity needs of an evolving ITS market," concluded Mr. Stelzig.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 14, 2018.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue
Product sales	$1,674	$1,730	$5,644	$5,919
Royalties	1,935	2,611	8,917	8,605
	3,609	4,341	14,561	14,524
Cost of revenue	895	891	2,786	2,925
Gross profit	2,714	3,450	11,775	11,599

Operating expenses
Selling, general and administrative	1,377	1,945	6,495	6,467
Research and development	686	744	3,284	3,010
Restructuring charges	144	-	144	-
	2,207	2,689	9,923	9,477
Income from operations	507	761	1,852	2,122
Other income	-	8	-	41
Income before income taxes	507	769	1,852	2,163
Income tax expense (benefit)	(10)	81	(10)	85
Net income	$517	$688	$1,862	$2,078

Basic net income per share	$0.10	$0.13	$0.36	$0.41
Diluted net income per share	$0.10	$0.13	$0.36	$0.40

Weighted shares - basic	5,216	5,159	5,204	5,128
Weighted shares - diluted	5,254	5,175	5,221	5,136

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$4,236	$3,190
Receivables, net	3,830	3,339
Inventories	1,289	335
Prepaid expenses and other current assets	410	255
	9,765	7,119
Property and equipment, net	346	486
Intangible assets, net	3,317	3,485
Deferred taxes	56	38
	$13,484	$11,128
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$878	$563
Warranty and other current liabilities	1,969	1,924
	2,847	2,487

Shareholders’ equity	10,637	8,641
	$13,484	$11,128

Exhibit 99.1

 Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Years Ended December 31,
	2018	2017
Operating activities
Net income	$1,862	$2,078

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	774	580
Stock option expense	206	301
Loss on disposal of assets	36	2
Deferred income tax (benefit)	(21)	20
Changes in operating assets and liabilities	(1,195)	(31)
Net cash provided by operating activities	1,662	2,950

Investing activities
Capitalized software development costs	(362)	(1,052)
Purchases of property and equipment	(194)	(300)
Net cash used for investing activities	(556)	(1,352)

Financing activities
Stock for tax withholding	(10)	-
Net cash used for financing activities	(10)	-

Effect of exchange rate changes on cash	(50)	45
Increase in cash and cash equivalents	1,046	1,643

Cash and cash equivalents at beginning of period	3,190	1,547
Cash and cash equivalents at end of period	$4,236	$3,190

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$5	$27

Exhibit 99.1

 Image Sensing Systems, Inc.

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets, depreciation, restructuring charges and the arbitration decision for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations.  Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Income from operations	$507	$761	$1,852	$2,122
Amortization of intangible assets	150	92	530	362
Arbitration	-	303	-	303
Depreciation	53	27	244	218
Restructuring charges	144	-	144	-
Non-GAAP income from operations	$854	$1,183	$2,770	$3,005

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.